Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
November 3, 2025

HBR


canary capital
HBR
etfs.canary.capital/hbr
Canary HBAR ETF

Caption:

Introducing HBR — the Canary HBAR ETF.

- Provides exposure to the native token of the Hedera network
- Built on the Hashgraph consensus for high throughput & low fees
- Enterprise-grade governance by the Hedera Council
- Supports applications in payments, digital identity & more

We believe Hedera represents the next evolution of distributed ledger design — scalable, efficient, and purpose-built for real-world use.

Hashgraph's speed and architecture position it as a powerful foundation for applications that demand both performance and governance.

Learn more: https://etfs.canary.capital/hbr/

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
November 3, 2025

October 31, 2025 — 3:45 PM - 4:15 PM ET

Nasdaq MarketSite, 4 Times Square, New York

About This Event

Canary Capital (Nasdaq: HBR), a digital asset-focused investment firm, visits the Nasdaq MarketSite in Times Square in celebration of the launch of the Canary HBAR ETF (Nasdaq: HBR), a U.S. exchange-traded fund providing spot exposure to HBAR, the native token of the Hedera network.

In honor of the occasion, **Josh Olszewicz, VP and Head of Trading**, rings the Closing Bell.

MOG COIN @mogcoin — X.com

Huge congratulations to @CanaryFunds and @hedera on the HBR ETF listing

It was a pleasure to mog the Nasdaq closing ceremony with you all 🥂 😹



Nasdaq
HBR
NasdaqListed

4:00 PM · 10/31/25 · **79K** Views

Hedera Foundation @HederaFndn — X.com

The end of a historical week for @Hedera.

Ringing the @Nasdaq closing bell with @CanaryFunds for the HBAR ETF.



Nasdaq
HBR

Canary Capital and 2 others

8:33 AM · 11/1/25 · **30K** Views

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
November 3, 2025

← **Post** ···



Eleanor Terrett
@EleanorTerrett

X.com

🚨 SCOOP: @CanaryFunds has filed an updated S-1 for its $XRP spot ETF, removing the "delaying amendment" that stops a registration from going auto-effective and gives the @SECGov control over timing.

This sets Canary's $XRP ETF up for a launch date of November 13, assuming the @Nasdaq greenlights the 8-A filing.

Note: The government reopening could affect the timing, potentially moving it up if the filing is complete and the SEC is satisfied, or back if staff propose additional comments.

However, it's worth noting that the SEC Chair himself seems to be on board with companies taking advantage of the auto-effective method. While not commenting directly on the ETF launches, @SECPaulSAtkins said yesterday he was pleased to see companies like MapLight using the 20-day statutory waiting period to go public during the shutdown, praising the same legal mechanism Bitwise and Canary used to launch their $SOL, $HBAR and $LTC ETFs this week.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
November 3, 2025

HBAR ETF Goes Live: First U.S. Spot Hedera Fund Hits Nasdaq as "HBR"

Wednesday, October 29, 2025 11:32 AM UTC

Canary Capital launched the first U.S. spot HBAR ETF under ticker HBR on Nasdaq on October 28, 2025, marking a historic milestone for Hedera Hashgraph. The fund offers direct exposure to HBAR tokens, held securely with BitGo and Coinbase Custody, and tracks pricing via CoinDesk Indices. Enabled by the SEC's expedited "shutdown playbook" and new generic listing standards, the ETF became effective just 20 days after filing — bypassing lengthy individual reviews.

Despite a quiet debut with zero inflows and minimal volume, the launch delivers a major credibility boost for Hedera, giving institutional and retail investors regulated access to HBAR without managing wallets. Hedera Foundation's Gregg Bell hailed it as a "pivotal moment", opening a new chapter for compliant crypto investment. Canary launched the HBAR ETF alongside its Litecoin fund, with Bitwise's Solana ETF also debuting the same day — signaling rapid maturation in altcoin ETF approvals.

Grayscale's HBAR ETF application (filed in March 2025) remains pending, while BlackRock's rumored filing has not yet appeared. The Canary HBR ETF now stands as the only live U.S.-regulated vehicle for HBAR exposure, positioning Hedera at the forefront of institutional crypto adoption through traditional markets.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
November 3, 2025

ccn

Canary's Spot HBAR and Litecoin ETFs Debuts to Silence as Investors Stay on the Sidelines

Prashant Jha
Wed, October 29, 2025 at 5:17 AM EDT · 3 min read

In this article:

LTC-USD -9.93% | HBAR-USD -7.72% | ETH-USD -5.83% | SOL-USD -8.42% | BTC-USD -3.03%



Canary's new spot HBAR and Litecoin ETFs launched on Nasdaq with zero inflows and minimal trading | Credit: Getty Images.

Key Takeaways

- Several altcoin-based spot ETFs debuted on Oct. 28, including Litecoin, HBAR, and Solana.
- Litecoin and HBAR ETFs saw zero inflows and minimal trading volume.
- Analysts cite weak altcoin prices and market caution for the lack of participation.

The debut of two new altcoin-based spot exchange-traded funds (ETFs) — Hedera (HBAR) and Litecoin (LTC) — was met with a resounding silence from investors.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
November 3, 2025

On Oct. 28, both funds opened for trading on Nasdaq but recorded zero net inflows on their first day.

The quiet debut stands in stark contrast to ETF launches for Bitcoin (BTC) and Ethereum (ETH), which each drew billions in trading volume and marked watershed moments for institutional adoption.

A Slow Start for Canary's Altcoin ETFs

Issued by Canary Capital Group LLC, the new spot ETFs — listed under tickers LTCC (Litecoin) and HBR (HBAR) — were the first of their kind in the U.S., expanding the ETF universe beyond Bitcoin and Ethereum.

Despite their significance, both products saw little enthusiasm on launch day.

The Litecoin ETF registered roughly $1 million in trading volume, while the HBAR ETF traded about $8 million — but neither recorded a single dollar in inflows or outflows.

Market analysts attribute the muted debut to continued volatility and uncertainty following recent delays in Securities and Exchange Commission (SEC) decisions during the U.S. government shutdown.

The lack of movement echoes on-chain data showing subdued trading activity across Hedera and Litecoin networks.

It's a sharp contrast to the energy surrounding Bitwise's Solana ETF, which launched the same week and posted nearly $70 million in first-day inflows.

The altcoin ETF approvals came after the SEC issued final guidance following the October government shutdown, allowing Canary to file its Form 8-A registrations on Oct. 27.

However, the broader market backdrop didn't help.

Altcoin prices have been under pressure since mid-October, with Litecoin down 2.8% and HBAR trading flat post-launch.

The HBAR ETF closed at $27.09, tracking the coin's spot price near $0.19, while Litecoin hovered around $98.

For many traders, the subdued debut reinforces a growing divide between major crypto assets and their smaller-cap counterparts.

Bitcoin and Ethereum remain dominant in ETF flows, while niche altcoin products struggle to attract liquidity or institutional credibility.

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
November 3, 2025

CRYPTO

How a few new crypto ETFs slipped through the cracks of the government shutdown

By Frances Yue (Follow)

Published: Oct. 28, 2025 at 6:14 p.m. ET

Share AA Resize 1 Listen (2 min)



A cryptocurrency called Hedera jumped over 7% on Tuesday after the first exchange-traded fund investing directly in the coin was launched.
PHOTO: GETTY IMAGES/ISTOCK

Referenced Symbols

↓ LTCC -9.49% ↓ HBR -11.41% ↑ LTCUSD +2.31% ↑ SOLUSD +1.31%
↑ XRPUSD +1.46% ↑ DOGEUSD +1.49% ↑ APTUSD +0.19% ↑ SEIUSD +1.40%
↑ BTCUSD +0.24% ↓ DJIA -0.48% ↑ SPX +0.17% ↑ COMP +0.46%

https://www.marketwatch.com/story/how-a-few-new-crypto-etfs-slipped-through-the-cracks-of-the-government-shutdown-e1746b0c?mod=home_lead

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.